Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Joseph D. Roberto,
Chairman, President and Chief Executive Officer
or
Scott D. Nogles
Executive Vice President and Chief Financial Officer
(914) 248-7272

PCSB FINANCIAL CORPORATION EXTENDS SUBSCRIPTION OFFERING EXPIRATION DUE TO FORECASTED NORTHEASTERN SNOWSTORM

Yorktown Heights, NY; March 13, 2017 — PCSB Bank and its proposed holding company, PCSB Financial Corporation (“PCSB Financial”), announced today that, due to the forecasted snowstorm tomorrow, the expiration date and time of the subscription offering being conducted by PCSB Financial in connection with PCSB Bank’s mutual-to-stock conversion has been extended from 5:00 p.m., Eastern Time, on Tuesday, March 14, 2017, until 5:00 p.m., Eastern Time, on Friday, March 17, 2017.

The Stock Information Center, located at PCSB Bank’s executive offices/headquarters in Yorktown Heights, will be closed on Tuesday, March 14, 2017, and is expected to re-open on Wednesday, March 15, 2017 at its normal time, weather permitting.  The Stock Information Center’s hours of operation are 10:00 a.m. to 4:00 p.m., Eastern Time.

About PCSB Bank

PCSB Bank has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871.  It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.  At December 31, 2016, it had consolidated total assets of $1.24 billion, total deposits of $1.11 billion and total equity of $112.8 million.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the prospectus when accompanied by a stock order form.

The shares of common stock of PCSB Financial are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Disclosures Concerning Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements.” Forward-looking statements may be identified by reference to a future period or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue” or similar terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: the failure to obtain, or delays in obtaining, the requisite regulatory approvals for the conversion and stock offering; and other risks that are described in the prospectus of PCSB Financial.  Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Neither PCSB Financial nor PCSB Bank undertakes any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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